      As filed with the Securities and Exchange Commission on July 31, 1997.

                                                       Registration No. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------


                             AMERICAN WAGERING, INC.
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               (Exact name of issuer as specified in its charter)


           Nevada                                         88-0344658
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(State or other jurisdiction of                         (IRS Employer
incorporation or organization)                        Identification No.)


                    675 Grier Drive, Las Vegas, Nevada 89119
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                    (Address of principal executive offices)

                 American Wagering, Inc. 1995 Stock Option Plan
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                            (Full title of the plan)

                                Robert D. Ciunci
                             Chief Financial Officer
                             American Wagering, Inc.
                                 675 Grier Drive
                             Las Vegas, Nevada 89119
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                     (Name and address of agent for service)

                                 (702) 735-0101
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          (Telephone number, including area code, of agent for service)


                                   Copies to:

                            Alan H. Lieblich, Esquire
                        Schnader, Harrison, Segal & Lewis
                                   Suite 3600
                               1600 Market Street
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 751-2048

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                         CALCULATION OF REGISTRATION FEE

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                                                 Proposed Maximum           Proposed Maximum
 Title of Securities        Amount to be        Offering Price per         Aggregate Offering            Amount of
  to be Registered           Registered                Share                     Price               Registration Fee
 ------------------         ------------              -------                   -------              ----------------
 Common Stock,             200,000 Shares            $10.313(*)               $2,062,600(*)             $625.03(*)
 par value $.01
 per share

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(*) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of a share of Common Stock on July 30, 1997, which was $10.313 per share.

    The approximate date of proposed sale to the public will be from time to time upon exercise of options granted pursuant to the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

                  The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein and made a part hereof:

                  (a) The annual report of the Company on Form 10-KSB for the year ended January 31, 1997; and

                  (b) The Description of Securities contained in Item 1 of the Form 8-A dated May 9, 1996, filed with the Commission on May 9, 1996.

                  In addition, any and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

                  As the securities to be offered pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

Item 5.  Interests of Named Experts and Counsel.

                  The due issuance of the shares offered hereby has been passed upon by Gordon & Silver, Ltd.

Item 6.  Indemnification of Directors and Officers.

                  The Company's By-Laws and Amended and Restated Articles of Incorporation provide for the indemnification of any director or officer who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company, subject to the condition set forth below) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liabilities, losses and expenses (including attorneys' fees), judgments, fines and amounts paid or to be paid in settlement reasonably incurred by him or her in connection with such action, suit or proceeding, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. No indemnification shall be made in respect of any claim, issue or matter raised by or in the right of the Company as to which the director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A determination may be made by either the stockholders or Board of Directors to approve or disallow any indemnification under the foregoing provisions. In addition, with the approval of the stockholders, the Company has entered into an Indemnification Agreement with each of its directors. These agreements require the Company to indemnify any director, to the fullest extent permitted by law, who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation (including discovery), whether conducted by the Company or any other party, that such director in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other by reason of (or arising in part out of) any event or occurrence related to the fact that such director is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any thing done or not done by such director in any capacity. Indemnification under the foregoing arrangements may be available for liabilities arising in connection with offers under the Plan.

                  The Company has included in its Amended and Restated Articles of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors, to the extent provided by Section 78.037 of the Nevada corporation law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to the Company, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

Item 7.  Exemption From Registration Claimed.

                  As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

Item 8.  Exhibits

                  The exhibits required by Item 601 of Regulation S-K and this item are included following the Exhibit Index at Page E-1, all of which are incorporated herein by reference.

Item 9.  Undertakings.

                  (a) The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                          (i) Include any additional or changed material information on the plan of distribution;

                     (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities being offered, and the offering of the securities at that time to be the initial bona fide offering.

                     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on July 30, 1997.

                                           AMERICAN WAGERING, INC.


                                            By: /s/ Victor Salerno
                                                ------------------------------
                                                Victor Salerno, President and
                                                Chief Executive Officer

                  In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                    Title                                   Date
      ---------                                    -----                                   ----
/s/ Victor Salerno              President; Chief Executive Officer; Director            July 30, 1997
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Victor Salerno

/s/ Robert R. Barengo           Director                                                July 30, 1997
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Robert R. Barengo

/s/ Michael Roxborough          Director                                                July 30, 1997
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Michael Roxborough

/s/ Michael S. Merillat         Director                                                July 30, 1997
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Michael S. Merillat

/s/ Robert D. Ciunci            Chief Financial Officer (Principal Financial and        July 30, 1997
--------------------------      Accounting Officer); Director
Robert D. Ciunci

                                  EXHIBIT INDEX

Number        Description                              Method of Filing
------        -----------                              ----------------
4.1           Form of Common Stock Certificate         Incorporated by Reference to Exhibit
                                                       4.1 to Registration Statement on
                                                       Form SB-2, File No. 33-80431

5             Opinion of Gordon & Silver, Ltd.         Filed herewith.

23.1          Consent of Arthur Andersen LLP           Filed herewith.

23.2          Consent of Gordon & Silver, Ltd.         Included in Exhibit 5 above.

99.1          1995 Stock Option Plan, as amended.      Filed herewith.




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